Exhibit (a)(5)(A)

        newsrelease

Headquarters Office 13737 Noel Road, Ste. 100 Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (805) 563-7188

Tenet Files Proxy Materials for 2005 Annual Meeting

        DALLAS—April 15, 2005—Tenet Healthcare Corporation (NYSE: THC) today filed its 2005 annual meeting proxy statement with the Securities and Exchange Commission. The proxy statement and proxy, along with the company's previously filed annual report on Form 10-K, will be mailed to shareholders of record as of April 1, 2005, in advance of the company's annual shareholders meeting to be held at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, at 8 a.m. (CDT) on Thursday May 26. Tenet moved its corporate headquarters to Dallas in January and operates five acute care hospitals in the Dallas area.

        At the annual meeting, nine current directors will stand for election to one-year terms. They are: Trevor Fetter, Tenet's president and chief executive officer; Brenda J. Gaines, retired president and chief executive officer of Diners Club North America; Karen M. Garrison, retired president of Pitney Bowes Business Services; Edward A. Kangas, Tenet's non-executive chairman and former chairman and chief executive of Deloitte Touche Tohmatsu International; J. Robert Kerrey, president of New School University and former U.S. Senator from Nebraska; Floyd D. Loop, M.D., retired chairman and chief executive officer of the Cleveland Clinic Foundation; Richard R. Pettingill, president and chief executive officer of Allina Hospitals and Clinics; James A. Unruh, principal of Alerion Capital Group and former chairman, president and chief executive officer of Unisys Corp.; and J. McDonald Williams, retired chairman of Trammell Crow Co.

        The company also said three current directors have notified the board that they will not stand for reelection and will retire as directors before the annual shareholders meeting. They are Van B. Honeycutt, John C. Kane and Mónica C. Lozano.

        "On behalf of the board, I want to thank Van, Mónica and John for their combined 10 years of service to Tenet and its shareholders," Kangas said. "All three of these retiring directors have provided valued counsel and assistance to the company, and we wish them well in their many other business and community activities. We are fortunate that three superbly qualified new directors have recently joined our board—Brenda Gaines, Karen Garrison and Don Williams—and we look forward to their counsel and advice as we continue to build a solid foundation for Tenet's future growth."

        At the 2005 annual meeting, shareholders will also be asked to approve a one-time exchange of certain outstanding employee stock options for a smaller number of restricted stock units. The exchange opportunity would be offered only to certain current employees. The company's outside directors, four most senior executives and all former employees would not be eligible to participate. The terms of the exchange are more fully described in the company's proxy statement.

        In addition, shareholders at the annual meeting will be asked to ratify the selection of KPMG LLP as the company's independent registered public accountants for the fiscal year ending Dec. 31, 2005.

        The information contained in this release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any such offer or solicitation in any state where such offer or solicitation is not permitted. In connection with the proposed one-time exchange of certain options for restricted stock units, the company will file an offer to exchange and other documents on Schedule TO with the Securities and Exchange Commission. These documents contain important information about the transaction. Investors and security holders are urged to read these documents carefully when they are available. Investors and security holders will be able to obtain free copies of these documents through a website maintained by the Securities and Exchange Commission at www.sec.gov and through our website at www.tenethealth.com.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services. Tenet's hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.